Exhibit (d)(5)

FORM OF INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of February 28, 2014 by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (the “Adviser”).

RECITALS

WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Trust desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, as the investment adviser to the Funds.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Funds and the Adviser do mutually promise and agree as follows:

1. Employment.  The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of each Fund for the period and on the terms set forth in this Agreement.  The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2. Authority of the Adviser.  The Adviser shall supervise and manage the investment portfolio of each Fund, and, subject to such policies as the trustees of the Trust may determine, direct the purchase and sale of investment securities in the day-to-day management of each Fund.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed an agent of the Trust or any Fund.  However, one or more shareholders, officers, directors or employees of the Adviser may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust unless otherwise determined by the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Instrument, as it may be amended from time to time, or any applicable statute or regulation, or to relieve or deprive the trustees of the Trust of their responsibility for, and control of, the affairs of the Trust.

3. Use of Sub-Advisers.  All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any managers, officers or employees of the Adviser or through such other parties (including, without limitation, a sub-adviser) as the Adviser may determine from time to time.  Each sub-advisory agreement may provide that the applicable sub-adviser, subject to the control and supervision of the Trust’s Board of Trustees and the Adviser, shall have full investment discretion for the applicable Fund, shall make all determinations with respect to the investment of such Fund’s assets assigned to it and the purchase and sale of portfolio securities with those assets, and shall take such steps as may be necessary to implement its investment decisions.  Any delegation of duties pursuant to this Section 3 shall comply with any applicable provisions of Section 15 of the Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission or similar relief.  The

Adviser shall not be responsible or liable for the investment merits of any decision by a sub-adviser to purchase, hold or sell a security for the applicable Fund’s portfolio; provided, however, that this provision shall not limit the Adviser’s obligation as a fiduciary to supervise each Fund’s investment program and the activities of sub-advisers.

4. Expenses.  The Adviser, at its own expense and without reimbursement from the Trust or any Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of each Fund.  The Adviser shall not be required to pay any expenses of a Fund unless specifically stated herein.  The expenses of each Fund’s operations borne by the Fund include by way of illustration and not limitation, trustees’ fee paid to those trustees who are not interested trustees under the Act; the costs of preparing and printing its registration statements required under the Securities Act of 1933, as amended, and the Act (and amendments thereto); the expense of registering its shares with the Securities and Exchange Commission and in the various states; the printing and distribution cost of prospectuses mailed to existing shareholders; the cost of trustee and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements; interest charges; taxes; legal expenses; salaries of personnel specifically employed or engaged by the Trust and approved by the Trust’s Board of Trustees (including, but not limited to, the Trust’s Chief Compliance Officer); association membership dues; auditing, accounting and tax services; insurance premiums; brokerage and other costs incurred in connection with the purchase and sale of securities; fees and expenses of the custodian of the Fund’s assets; shareholder servicing fees; expenses of calculating the net asset value and repurchasing and redeeming shares; charges and expenses of dividend disbursing agents, registrars and stock transfer agents, fund administrators and fund accountants; and the cost of keeping all necessary shareholder records and accounts.

With regard to the Hennessy Balanced Fund and the Hennessy Total Return Fund, the Adviser shall not be required to pay any expenses of such Funds except as provided herein if the total expenses borne by such Funds, including the Adviser's fee and the fees paid to the Funds’ Administrator but excluding any interest, taxes, brokerage fees and commissions, distribution fees and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto), in any year exceed that percentage of the average net assets of either of these Funds for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which these Funds’ shares are qualified for sale or, if the states in which the Funds’ shares are qualified for sale impose no such restrictions, 3%.  The Trust shall monitor the expense ratio of these Funds on a monthly basis.  If the accrued amount of the expenses of either of these Funds exceeds the expense limitation established herein, the Trust shall create an account receivable from the Adviser in the amount of such excess.  In such a situation the monthly payment of the Adviser’s fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Funds’  fiscal year if accrued expenses thereafter fall below the expense limitation.

With regard to the Hennessy Cornerstone Growth Fund and the Hennessy Cornerstone Value Fund, in the event the operating expenses of either of these Funds, including amounts payable to the Adviser pursuant to Section 5 hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to either of these Funds imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its management fee with respect to such Fund by the extent of such excess and, if required, pursuant to any such laws or regulations, will reimburse such Fund in the amount of the excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage fees and commissions, distribution fees and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by such Fund.  Whenever the expenses of either of these Funds exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Adviser with respect to such Fund.  Should two or more such expense limitations be applicable at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Adviser’s fee shall be applicable.

5. Compensation of the Adviser.  For the services and facilities to be rendered, the Trust through each Fund shall pay to the Adviser an advisory fee, paid monthly, based on the average daily net assets of each such Fund, as determined by valuations made as of the close of each business day during the month.  The advisory fee payable by each Fund is set forth on Schedule A hereto.  For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average daily net assets of the business days during which it is so in effect.

6. Ownership of Shares of the Funds.  The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of a Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

7. Exclusivity.  The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.  Although the Adviser has permitted and is permitting the Trust and one or more Funds to use the name “Hennessy,” it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including other investment companies, to use such name, and that the Trust and the Funds will not use such name if the Adviser ceases to be each Fund’s sole investment adviser (not including any sub-advisers engaged pursuant to Section 3).  During the period that this Agreement is in effect, the Adviser shall be each Fund’s sole investment adviser (not including any sub-advisers engaged pursuant to Section 3).

8. Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder, including any losses that may be sustained in the purchase, holding or sale of any security.

9. Indemnification.  The Adviser agrees to indemnify each Fund with respect to any loss, liability, judgment, cost or penalty that such Fund may directly or indirectly suffer or incur as a result of a material breach by the Adviser of its standard of care set forth in Section 8.  The Trust, on behalf of each Fund, agrees to indemnify the Adviser with respect to any loss, liability, judgment, cost or penalty that the Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Adviser of its standard of care set forth in Section 8.

10. Brokerage Commissions.  The Adviser, subject to the control and direction of the trustees of the Trust, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for each Fund and for the selection of the markets on or in which the transactions will be executed.   The Adviser may cause each Fund to pay a broker-dealer that provides brokerage or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).  The Adviser shall provide such reports as the trustees of the Trust may reasonably request with respect to each Fund’s brokerage commissions, the manner in which that brokerage was allocated and brokerage and research services received.

11. Code of Ethics.  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption.  Upon written request of the Trust, the Adviser shall permit the Trust to examine any reports required to be made by the Adviser pursuant to Rule 17j-1 under the Act, to the extent such reports are not required, pursuant to Rule 17j-1, to be made to the Trust.

12. Amendments.  This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the trustees of the Trust in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the affected Fund, as defined in the Act.

13. Termination.  This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the trustees of the Trust or by a vote of the majority of the outstanding voting securities of that Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days’ written notice to the Trust.  This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act).  Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2)-year period is specifically approved annually by (a) the trustees of the Trust or by the vote of the majority of the outstanding voting securities of each Fund, as defined in the Act, and (b) the trustees of the Trust in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

14. Obligations of the Trust.  The name “Hennessy Funds Trust” and references to the trustees of Hennessy Funds Trust refer respectively to the Trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Trust Instrument dated as of September 16, 1992, as amended, which is hereby referred to and a copy of which is on file with the Secretary of the State of Delaware.  The obligations of Hennessy Funds Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

HENNESSY ADVISORS, INC.

By:  ________________________________________________
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By:  ________________________________________________
Neil J. Hennessy
President

Signature Page to Investment Advisory Agreement

SCHEDULE A

(as of February 28, 2014)

Name of Fund	Advisory Fee per Annum (as a % of average daily net assets)

Hennessy Cornerstone Growth Fund	0.74%

Hennessy Cornerstone Mid Cap 30 Fund	0.74%

Hennessy Cornerstone Value Fund	0.74%

Hennessy Total Return Fund	0.60%

Hennessy Balanced Fund	0.60%

Hennessy Japan Fund	1.00%

Hennessy Japan Small Cap Fund	1.20%

Schedule A